Exhibit  j under Form N-1A
                                            Exhibit 23 under Item 601/Reg. S-K










CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-113306 of BBH Prime Institutional Money Market Fund, Inc. on Form N-1A of our report, dated August 26, 2005, for BBH Prime Institutional Money Market Fund, Inc. (and the BBH U.S. Money Market Portfolio) for the year ended June 30, 2005 included in the Annual Report to Shareholders of the Fund.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, both of which are part of such Registration Statement.




Boston, Massachusetts
October 27, 2005